Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-193795 on Form S-8 of our report dated March 12, 2015, relating to the consolidated financial statements of Dicerna Pharmaceuticals, Inc. and its subsidiaries appearing in this Annual Report on Form 10-K of Dicerna Pharmaceuticals, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 12, 2015